Exhibit 99.1

StockerYale Announces Intention to Acquire

Virtek Vision International

Transaction would provide significant premium to Virtek shareholders; combined entity to create larger player in photonics industry

Several of Virtek’s largest institutional shareholders express support for acquisition

Salem, N.H., June 16, 2008 - StockerYale, Inc. (Nasdaq: STKR), a leading designer and manufacturer of structured light lasers, LED modules and specialty optical fibers for industrial OEMs, medical and defense markets, today announced that it intends to make an offer to acquire all issued and outstanding Common Shares of Virtek Vision International Inc. (TSX: VRK) of Waterloo, Ontario, Canada, through its newly formed acquisition subsidiary, StockerYale Waterloo Acquisition Inc. Several of Virtek’s largest institutional shareholders have expressed their support for the proposed acquisition.

StockerYale intends to pursue one of two transactions to acquire Virtek:

•	The proposed transaction is an acquisition of Virtek for C$0.70 per Common Share in cash and stock after reaching agreement with Virtek’s Board of Directors.

•	In the absence of an agreement with Virtek’s Board of Directors, StockerYale expects to pursue a takeover bid for 100% of the issued and outstanding Virtek Common Shares for C$0.65 per share in cash.

The proposed transaction would represent (i) a 59% premium over the closing trading price of Virtek’s Common Shares of C$0.44 on May 13, 2008, the day StockerYale first made an offer to the Board of Directors of Virtek, (ii) a 71% premium above the 30-day average closing price of the Common Shares ended May 13, 2008 and (iii) a 75% premium above the 90-day average closing price ended May 13, 2008. The proposed transaction would provide Virtek shareholders with approximately 7,790,000 shares of StockerYale common stock (representing approximately 19.9% of StockerYale’s outstanding common stock) and the remainder of the purchase price in cash.

The all-cash takeover bid transaction would represent (i) a 48% premium over the closing trading price of Virtek’s Common Shares of C$0.44 on May 13, 2008, the day StockerYale first made an offer to the Board of Directors of Virtek, (ii) a 59% premium above the 30-day average closing price of the Common Shares ended May 13, 2008 and (iii) a 63% premium above the 90-day average closing price ended May 13, 2008.

The completion of StockerYale’s acquisition of Virtek is subject to, among other things, StockerYale’s determination that no material adverse change has occurred respecting Virtek’s business or financial condition. If StockerYale determines to proceed with the takeover bid transaction, a number of conditions will apply including a minimum 66 2/3% tender condition for any takeover bid.

If StockerYale proceeds by takeover bid and at least 66 2/3% of Virtek’s issued and outstanding Common Shares are tendered to the bid, StockerYale intends to acquire any remaining Common Shares through a second step transaction for the same consideration per share as that offered under the bid.

As was previously disclosed, on May 13, 2008, StockerYale made an offer to the Virtek Board of Directors to acquire all of the issued and outstanding shares of Virtek Common Shares for consideration of C$0.65 per share, representing a total purchase price of approximately C$22 million. StockerYale’s original proposal would have provided the Virtek shareholders with approximately 7,790,000 shares of StockerYale common stock (representing approximately 19.9% of StockerYale’s outstanding common stock) and the remainder of the purchase price in cash.

“We believe the combination of StockerYale and Virtek would deliver better choices and innovation to customers and industry partners and superior value to our respective shareholders,” said StockerYale Chairman and CEO Mark W. Blodgett. “The combined company will have a larger footprint and greater visibility within both the photonics industry and financial community. We also expect to quickly realize synergies by eliminating certain redundant public company costs and by cross-selling the product offerings of the two businesses to each other’s customers. Longer-term, it enables us to achieve the R&D critical mass necessary to deliver new product innovations.”

“Given the significant benefits and the opportunities created by a combination of StockerYale and Virtek, we are confident that Virtek’s shareholders will find our proposal compelling and will enthusiastically support an acquisition,” continued Mr. Blodgett. “StockerYale has proposed a higher purchase price to Virtek’s shareholders if Virtek’s Board of Directors and management team engage in discussions with StockerYale to reach a mutually acceptable agreement.”

StockerYale has made multiple attempts to engage in meaningful discussions with Virtek’s Chairman, its Chief Executive Officer and its financial advisor (PriceWaterhouseCoopers) concerning a negotiated transaction. On June 6, 2008, Virtek issued a press release to publicly announce that it had decided not to pursue StockerYale’s May 13, 2008 offer.

StockerYale would strongly prefer to proceed with the acquisition on a negotiated basis and believes that Virtek’s shareholders would benefit from the opportunity to have a continued stake in the combined entity. However, StockerYale is prepared to proceed with making an offer on an unsolicited basis, if necessary.

StockerYale’s Board of Directors unanimously supports StockerYale’s acquisition of Virtek. StockerYale anticipates the proposed combination of these two companies would receive all necessary regulatory approvals and expects that a transaction would be completed early in the second half of calendar year 2008.

About StockerYale

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company’s web site at www.stockeryale.com.

SAFE HARBOR STATEMENT

This release contains forward-looking statements, which address a variety of subjects including, for example, the likelihood that the proposed transaction will be consummated; the expected benefits of the transaction, the expected financial contribution of Virtek, the expected synergies to occur and the expansion of capabilities expected to occur as a result of the proposed transaction. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale’s goals, plans, expectations and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: StockerYale’s ability to reach agreement with Virtek, the final terms of any agreement may differ from StockerYale’s initial offer and Virtek’s and StockerYale’s ability to obtain all necessary approvals and consents to complete the proposed transaction; StockerYale’s ability to achieve the synergies and value creation contemplated by the proposed transaction; StockerYale’s ability to promptly and effectively integrate the businesses of Virtek and StockerYale; and the diversion of management time on transaction-related issues. StockerYale’s success, including its ability to improve its cash position, expand its operations and revenues, lower its costs, improve its gross margins, become and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology and medical industries; demand for our clients’ products; StockerYale’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; StockerYale may not be able to expand its operations in accordance with its business strategy; StockerYale’s cash balances may not be sufficient to allow StockerYale to meet all of its business and investment goals; StockerYale may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; StockerYale derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage StockerYale’s financial condition and results of operations; StockerYale frequently sells to its customers on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which StockerYale competes. For a detailed discussion of cautionary statements that may affect StockerYale’s future results of operations and financial results, please refer to StockerYale’s filings with the Securities and Exchange Commission, including StockerYale’s most recent Annual Report on Form 10-KSB and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contact:

The Piacente Group, Inc.

Sanjay M. Hurry,

212-481-2050

(Investor Relations Counsel, StockerYale)

sanjay@tpg-ir.com